Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS 2018 FOURTH QUARTER RESULTS

Fourth Quarter and Recent Highlights:

- The Strat Renovations Remain on Budget

- Completed Acquisition of Colorado Belle and Edgewater in Laughlin

- Six New Taverns Expected to Open in First Half of 2019

- Adjusted Economics for Half of Third Party Distributed Gaming Chain Store Locations

- Repurchased 1.2 million Common Shares, New $25 Million Share Repurchase Authorized

LAS VEGAS – March 14, 2019 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2018.

Blake L. Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “The 2018 fourth quarter concluded a transitional year for Golden Entertainment. We made considerable progress expanding our scale and diversification, along with developing initiatives to improve results from our operations. During the quarter we improved the economics of our Nevada distributed gaming business through contract renegotiations and rent re-sets across approximately half of our third party distributed chain store locations in Nevada. We also continued to expand our branded tavern portfolio with three new taverns opened in 2018 and we plan to open six new taverns in the first half of 2019.

“More recently, we significantly strengthened our market position in Laughlin through the acquisition of the Colorado Belle Hotel and Casino Resort and Edgewater Hotel and Casino Resort. With this acquisition, we now own about 40% of the approximately 10,000 room inventory in Laughlin. We are excited to expand our presence in this value-oriented gaming market and expect to realize future cost synergies across our combined Laughlin operations.

“At The Strat, we continue to make progress on our renovations, while managing disruption related to ongoing construction at the property. We have now renovated 311 rooms, which are driving higher room rates than the property’s base room rate. We believe the property’s improved room product must be complemented by strategic amenity upgrades to re-position The Strat to realize its potential. In this regard, we renovated The Strat Café & Wok, added 108 Eats to the Tower, refreshed the award-winning Top of the World restaurant, completed a new Starbucks, and are finalizing upgrades to the exterior lighting and landscaping. We will also open BLVD & MAIN, our new tap house, as well as a new sports book and casino lounge by the end of March.

“Throughout 2019, we will continue to focus on upgrades to The Strat’s F&B outlets while remodeling the casino floor and developing new entertainment amenities. In addition, we anticipate renovating additional rooms and accelerating the renovation of suites. The timing of the suite upgrades, combined with our other current and completed renovations, will create an exciting physical product to target guests with our new True Rewards loyalty program that we recently launched. We also plan to drive awareness of and traffic to the property through a full campaign to re-brand the property as The Strat Hotel, Casino & SkyPod. The SkyPod will encompass the top three floors of the iconic Tower with amusement rides, the Jump, the Top of the World, 108 Eats and other beverage offerings.

“With our expanded scale and The Strat renovations moving forward, we are now integrating our new casino management system and launching our new True Rewards players club which will allow players to earn and redeem points across all our properties. As we look at the healthy economic environment in Las Vegas, our leading position and synergy opportunities in Laughlin, our success in rationalizing the economics of our third party distributed chain store locations in Nevada, and our plans to stabilize and grow our existing platform, we believe Golden's future is bright and we expect to see the benefits of our efforts over the course of 2019 and beyond.”

Consolidated Results

The Company reported fourth quarter revenues of $210.1 million, up from $183.7 million in the fourth quarter of 2017. Net loss for the fourth quarter of 2018 was $25.9 million or a loss of $0.92 per diluted share, compared to a net loss of $13.5 million or $0.53 per diluted share in the fourth quarter of 2017. Adjusted EBITDA was $34.4 million for the fourth quarter of 2018 compared to $28.9 million for the fourth quarter of 2017. Adjusted EBITDA was up 1.9% when compared to Pro Forma Combined Adjusted EBITDA of $33.8 million for the fourth quarter of 2017, which includes the results of American Casino & Entertainment Properties, LLC (“American”) for the entire quarter. American was acquired on October 20, 2017.

Casinos

Casino segment revenues grew to $123.7 million in the fourth quarter of 2018 compared to $101.2 million in the fourth quarter of 2017. Including the results of American for the entire quarter, Pro Forma Combined Revenues would have been $122.4 million in the fourth quarter of 2017. Casino segment Adjusted EBITDA grew to $35.0 million compared to $28.7 million in the fourth quarter of 2017. Adjusted EBITDA grew 0.2% when compared to the Pro Forma Combined Adjusted EBITDA of $34.9 million for the fourth quarter of 2017, which includes the results of American for the entire quarter.

Fourth quarter revenues for the Nevada Casinos were $107.9 million, up from Pro Forma Combined Revenues of $106.9 million in the fourth quarter of 2017, which includes the results of American for the entire quarter. Adjusted EBITDA of $31.1 million was up 1.1% from Pro Forma Combined Adjusted EBITDA of $30.8 million for the Nevada Casinos in the fourth quarter of 2017. Fourth quarter Adjusted EBITDA for the Nevada Casinos reflected growth from the Company’s Arizona’s Charlie’s local properties, Aquarius in Laughlin and the Company’s casinos in Pahrump, which was offset by a decline at The Strat primarily due to construction disruption.

Rocky Gap Resort in Maryland generated revenue of $15.8 million in the quarter, while Adjusted EBITDA declined 6.8% to $3.9 million, compared to the fourth quarter of 2017 due to increased labor and marketing costs.

Distributed Gaming

Distributed Gaming segment revenues increased to $86.3 million, up 5.0% from $82.2 million in the fourth quarter of 2017. Adjusted EBITDA for the segment grew 3.9% to $11.6 million from $11.1 million in the same period of 2017.

Total revenue from the Nevada distributed gaming business during the fourth quarter was $69.6 million, a year-over-year increase of 3.3%. Adjusted EBITDA of $9.4 million was down 1.1% compared to the same period last year as continued growth from the Company’s wholly-owned tavern portfolio was offset by performance of the Company’s third party chain store locations. During the fourth quarter, the Company re-negotiated certain distributed gaming contracts and finalized rent adjustments that are expected to favorably impact approximately half of its total third party chain store locations in 2019 and future periods.

The Montana distributed gaming business generated revenue of $16.7 million in the fourth quarter, an increase of 12.5% compared to last year. Adjusted EBITDA for the Montana distributed gaming business was $2.2 million for the fourth quarter, up 32.4% as the business benefited from recent investment in new gaming devices.

The Strat Renovations Update

As of December 31, 2018, the Company completed the renovation of 311 rooms, installed of state-of-the-art exterior signage and lighting, opened three F&B venues (The Strat Café & Wok, Starbucks and 108 Eats), added a new baccarat pit, and completed a renovation of the Top of the World restaurant and Level 108. In the first quarter of 2019, the Company expects to open its unique new tap room concept, BLVD & MAIN Taphouse, connected to a newly renovated sports book and lounge. The Company has updated its 2019 renovation plan, lowering the targeted room renovations and shifting investment toward completing F&B and other amenities, remodeling the casino floor, and upgrading guest suites to deliver a more attractive guest environment. These upgrades are expected to be completed by the end of 2019. The Company is currently evaluating the size and scope of group meeting space appropriate for the property and anticipates finalizing the meeting space design by year end.

As of December 31, 2018, the Company has spent approximately $24 million on The Strat renovations, and has budgeted $53 million for 2019, including spending on BLVD & MAIN Taphouse, the sports book and lounge to be completed by the end of March. The Company intends to fund the planned 2019 renovations at The Strat with cash on hand and income from operations.

The total budget for planned renovations at The Strat remains approximately $140 million, and the Company continues to expect the project to be completed in 2021.

Balance Sheet & Liquidity

As of December 31, 2018, the Company had cash and cash equivalents of approximately $116 million and total outstanding debt of approximately $1 billion. The Company’s net leverage ratio (total debt less cash to Adjusted EBITDA for the 12 months ended December 31, 2018) was 5.4x. There were no outstanding borrowings under the Company’s $200 million revolving credit facility at year end.

In January, the Company closed on its purchase of the Edgewater and Colorado Belle Resort Casinos in Laughlin. The consideration consisted of $155 million of cash (subject to customary post-closing adjustments) and 911,002 shares of the Company’s common stock. The cash consideration was funded with a $145 million revolver draw and cash on hand. The Company’s estimated net leverage ratio at the closing of the transaction did not change meaningfully from year-end.

Share Repurchases

In the three months ended December 31, 2018, Golden Entertainment repurchased 1.2 million shares of its common stock at an average price of $16.06 for a total of $19.6 million. At December 31, 2018, the Company had $5.4 million remaining under the stock repurchase program authorized in November 2018.

In March, the Board of Directors approved a new $25 million share repurchase authorization which replaces the previous share repurchase program described above. Share repurchases under the program are subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company’s finance agreements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice.

Investor Conference Call and Webcast

The Company will host a webcast and conference call today, March 14, 2019 at 5:00 p.m. Eastern Time, to discuss the fourth quarter 2018 results. The conference call may be accessed live by dialing (844) 465-3054 or (480) 685-5227 for international callers and entering the passcode 4937719. A replay will be available beginning at 8:00 p.m. ET on March 14, 2019 and may be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the passcode is 4937719. The replay will be available until March 17, 2019. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. Forward-looking statements in this press release include, without limitation, statements regarding: the benefits of and realization of cost synergies from the American and Laughlin transactions; estimated future financial and operating results and future net leverage ratio; proposed future capital expenditures, investments and property improvements, including The Strat redevelopment plan, rebranding initiatives and anticipated opening of new tavern locations, and their associated timing, source of funding and cost; the rollout and anticipated benefits of the Company’s new True Rewards loyalty program; and the Company’s plans, strategic priorities, objectives, expectations, intentions, including with respect to its growth prospects, growth opportunities and potential acquisitions. Forward-looking statements are based on our current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the American and Laughlin transactions and its other acquisitions, and integration risks relating to such transactions; changes in national, regional and local economic, political and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including the Company’s Chief Executive Officer, Chief Operating Officer and Chief Strategy and Financial Officer); the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions; the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and most recent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Pro Forma Combined Revenues, Pro Forma Combined Net Income and Pro Forma Combined Adjusted EBITDA which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future. The Company believes Adjusted EBITDA and Pro Forma Combined Adjusted EBITDA provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of core operating results. Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. Other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does.

Pro Forma Combined Revenues, Pro Forma Combined Net Income and Pro Forma Combined Adjusted EBITDA represent historical revenues, net income and Adjusted EBITDA of American (for periods prior to the American acquisition) and Golden on a pro forma combined basis, as if the American acquisition had occurred on the first day of the period presented. All pro forma combined financial information is unaudited. The pro forma combined financial information has been prepared by the Company’s management for illustrative purposes only and does not purport to be indicative of what its results of operations, financial condition or other financial information would have been if the American acquisition and related transactions had occurred at the beginning of the period presented. In addition, the pro forma combined financial information does not reflect non-recurring charges incurred in connection with the American acquisition, nor any cost savings and synergies expected to result from the American acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the American acquisition.

The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA to net income (loss) are provided in the financial information tables below. Additionally, a reconciliation of Pro Forma Combined Revenues to revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, acquisition expenses, loss on disposal of property and equipment, share-based compensation expenses, preopening expenses, class action litigation expenses, executive severance, gain on change in fair value of derivative, and other gains and losses. Adjusted EBITDA for a particular segment or operation is Adjusted EBITDA before corporate overhead, which is not allocated to each segment or operation.

About Golden Entertainment, Inc.

Golden Entertainment owns ten casino resorts - nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at nearly 1,000 locations and owns over 60 traditional taverns in Nevada. The Company operates approximately 17,300 gaming devices, 160 table games, 7,300 hotel rooms, and provides jobs for more than 8,100 team members. The Company is licensed in Illinois to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts

Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Joseph Jaffoni, Richard Land, James Leahy
Chief Financial Officer	JCIR
702/893-7777	212/835-8500 or gden@jcir.com

Golden Entertainment, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017(1)	2018	2017(1)
Revenues
Gaming	$131,003	$119,317	$525,176	$381,396
Food and beverage	42,429	36,243	170,453	81,304
Rooms	25,068	18,598	106,805	24,163
Other operating	11,625	9,552	49,360	20,275
Total revenues	210,125	183,710	851,794	507,138
Expenses
Gaming	78,994	74,004	311,657	259,579
Food and beverage	34,663	29,848	138,114	69,194
Rooms	12,164	8,776	49,129	10,350
Other operating	3,876	3,119	15,332	7,176
Selling, general and administrative	48,712	42,462	183,892	98,382
Depreciation and amortization	23,035	19,287	94,456	40,786
Acquisition expenses	527	—	2,956	5,041
Preopening expenses	313	504	1,171	1,632
Executive severance and sign-on bonuses	106	728	784	1,142
Gain on contingent consideration	—	—	—	(1,719)
Loss on disposal of property and equipment	2,267	133	3,336	441
Other operating, net	—	(157)	—	(157)
Total expenses	204,657	178,704	800,827	491,847
Operating income	5,468	5,006	50,967	15,291
Non-operating income (expense)
Interest expense, net	(16,928)	(14,030)	(64,028)	(19,598)
Loss on extinguishment of debt	—	(1,708)	—	(1,708)
Change in fair value of derivative	(4,109)	178	1,786	178
Total non-operating income (expense)	(21,037)	(15,560)	(62,242)	(21,128)
Income (loss) before income tax benefit (provision)	(15,569)	(10,554)	(11,275)	(5,837)
Income tax benefit (provision)	(9,745)	(2,972)	(9,639)	7,921
Net income (loss)	$(25,314)	$(13,526)	$(20,914)	$2,084

Weighted-average common shares outstanding
Basic	27,992	25,551	27,553	23,105
Dilutive impact of stock options and restricted stock units	—	—	—	1,555
Diluted	27,992	25,551	27,553	24,660
Net income (loss) per share
Basic	$(0.90)	$(0.53)	$(0.76)	$0.09
Diluted	$(0.90)	$(0.53)	$(0.76)	$0.08

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Supplemental Pro Forma Combined Financial Information

(Unaudited, in thousands)

		Three Months Ended
		December 31, 2017(1)
	Three Months Ended			Pro Forma	Pro Forma
	December 31, 2018	Golden	American	Adjustments	Combined
Net revenues
Nevada Casinos	$107,852	$85,686	$21,218	$-	$106,904
Maryland Casino	15,847	15,473	-	-	15,473
Total Casinos	123,699	101,159	21,218	-	122,377
Nevada Distributed Gaming	69,577	67,348	-	-	67,348
Montana Distributed Gaming	16,744	14,887	-	-	14,887
Total Distributed Gaming	86,321	82,235	-	-	82,235
Corporate and other	105	316	3	-	319
Net revenues	$210,125	$183,710	$21,221	$-	$204,931

Net income (loss)	$(25,314)	$(13,526)	$(3,667)	$8,573	$(8,620)
Adjustments to net income (loss):
Depreciation and amortization	23,035	19,287	1,569	47	20,903
Acquisition expenses	527	-	5	(5)	-
Loss on disposal of property and equipment	2,267	133	-	-	133
Share-based compensation	2,603	3,402	-	-	3,402
Preopening expenses	313	504	-	-	504
Executive severance and sign-on bonuses	106	728	6,284	(7,040)	(28)
Other, net	94	(125)	-	62	(63)
Interest expense, net	16,928	14,030	639	1,183	15,852
Loss on extinguishment of debt	-	1,708	-	(1,708)	-
Change in fair value of derivative	4,109	(178)	-	-	(178)
Income tax provision	9,745	2,972	-	(1,112)	1,860
Adjusted EBITDA	$34,413	$28,935	$4,830	$-	$33,765

Adjusted EBITDA
Nevada Casinos	$31,107	$24,567	$6,193	$-	$30,760
Maryland Casino	3,880	4,161	-	-	4,161
Total Casinos	34,987	28,728	6,193	-	34,921
Nevada Distributed Gaming	9,395	9,496	-	-	9,496
Montana Distributed Gaming	2,172	1,641	-	-	1,641
Total Distributed Gaming	11,567	11,137	-	-	11,137
Corporate and other	(12,141)	(10,930)	(1,363)	-	(12,293)
Adjusted EBITDA	$34,413	$28,935	$4,830	$-	$33,765

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

Golden Entertainment, Inc.

Supplemental Pro Forma Combined Financial Information (continued)

(Unaudited, in thousands)

		Twelve Months Ended
		December 31, 2017(1)
	Twelve Months Ended			Pro Forma	Pro Forma
	December 31, 2018	Golden	American	Adjustments	Combined
Net revenues
Nevada Casinos	$446,507	$112,288	$336,327	$-	$448,615
Maryland Casino	67,442	66,761	-	-	66,761
Total Casinos	513,949	179,049	336,327	-	515,376
Nevada Distributed Gaming	273,326	267,668	-	-	267,668
Montana Distributed Gaming	63,741	59,838	-	-	59,838
Total Distributed Gaming	337,067	327,506	-	-	327,506
Corporate and other	778	583	124	-	707
Net revenues	$851,794	$507,138	$336,451	$-	$843,589

Net income (loss)	$(20,914)	$2,084	$41,720	$(20,673)	$23,131
Adjustments to net income (loss):
Depreciation and amortization	94,456	40,786	23,498	1,348	65,632
Acquisition expenses	2,956	5,041	292	(5,333)	-
Loss on disposal of property and equipment	3,336	441	607	-	1,048
Gain on contingent consideration	-	(1,719)	-	-	(1,719)
Share-based compensation	9,988	8,754	2,400	(2,400)	8,754
Preopening expenses	1,171	1,632	-	-	1,632
Executive severance and sign-on bonuses	784	1,142	6,933	(7,639)	436
Other, net(2)	1,088	1,460	835	62	2,357
Interest expense, net	64,028	19,598	7,868	29,269	56,735
Loss on extinguishment of debt	-	1,708	881	(2,589)	-
Change in fair value of derivative	(1,786)	(178)	-	-	(178)
Income tax provision (benefit)	9,639	(7,921)	-	7,955	34
Adjusted EBITDA	$164,746	$72,828	$85,034	$-	$157,862

Adjusted EBITDA
Nevada Casinos	$139,053	$32,499	$104,220	$-	$136,719
Maryland Casino	19,432	18,393	-	-	18,393
Total Casinos	158,485	50,892	104,220	-	155,112
Nevada Distributed Gaming	39,410	40,898	-	-	40,898
Montana Distributed Gaming	8,414	7,992	-	-	7,992
Total Distributed Gaming	47,824	48,890	-	-	48,890
Corporate and other	(41,563)	(26,954)	(19,186)	-	(46,140)
Adjusted EBITDA	$164,746	$72,828	$85,034	$-	$157,862

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

(2)

For the twelve months ended December 31, 2018, Other, net primarily includes $0.6 million of class action litigation expense. For the twelve months ended December 31, 2017, Other, net primarily includes $2.4 million of class action litigation and settlement expenses.

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended December 31, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$12,658	$2,708	$5,104	$752	$(46,536)	$(25,314)
Depreciation and amortization	16,566	962	3,694	1,491	322	23,035
Acquisition expenses	-	-	-	-	527	527
Loss (gain) on disposal of property and equipment	1,634	209	507	(83)	-	2,267
Share-based compensation	-	-	-	-	2,603	2,603
Preopening expenses	170	-	56	-	87	313
Class action litigation expenses	-	-	-	-	20	20
Executive severance and sign-on bonuses	16	-	-	-	90	106
Other, net	28	-	39	7	-	74
Interest expense, net	35	1	(5)	5	16,892	16,928
Change in fair value of derivative	-	-	-	-	4,109	4,109
Income tax provision	-	-	-	-	9,745	9,745
Adjusted EBITDA	$31,107	$3,880	$9,395	$2,172	$(12,141)	$34,413

	Three Months Ended December 31, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$10,849	$3,137	$5,729	$(115)	$(33,126)	$(13,526)
Depreciation and amortization	12,724	1,022	3,761	1,327	453	19,287
Loss (gain) on disposal of property and equipment	(18)	-	117	25	9	133
Share-based compensation	-	-	-	-	3,402	3,402
Preopening expenses	-	-	102	402	-	504
Class action litigation expenses	-	-	-	-	32	32
Executive severance and sign-on bonuses	636	-	-	-	92	728
Other operating, net	361	-	(240)	-	(278)	(157)
Interest expense, net	15	2	27	2	13,984	14,030
Loss on extinguishment of debt	-	-	-	-	1,708	1,708
Change in fair value of derivative	-	-	-	-	(178)	(178)
Income tax provision	-	-	-	-	2,972	2,972
Adjusted EBITDA	$24,567	$4,161	$9,496	$1,641	$(10,930)	$28,935

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (continued)

(Unaudited, in thousands)

	Twelve Months Ended December 31, 2018
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$67,359	$15,197	$23,124	$2,746	$(129,340)	$(20,914)
Depreciation and amortization	68,252	3,990	14,883	5,721	1,610	94,456
Acquisition expenses	-	-	-	-	2,956	2,956
Loss (gain) on disposal of property and equipment	2,680	213	512	(69)	-	3,336
Share-based compensation	12	25	3	-	9,948	9,988
Preopening expenses	170	-	365	-	636	1,171
Class action litigation expenses	16	-	195	-	363	574
Executive severance and sign-on bonuses	289	-	38	-	457	784
Other, net	172	-	206	7	129	514
Interest expense, net	103	7	84	9	63,825	64,028
Change in fair value of derivative	-	-	-	-	(1,786)	(1,786)
Income tax provision	-	-	-	-	9,639	9,639
Adjusted EBITDA	$139,053	$19,432	$39,410	$8,414	$(41,563)	$164,746

	Twelve Months Ended December 31, 2017
	Casino Segment		Distributed Gaming Segment
	Nevada Casinos	Maryland Casino	Nevada Distributed Gaming	Montana Distributed Gaming	Corporate and Other	Consolidated
Net income (loss)	$15,491	$14,860	$25,407	$3,803	$(57,477)	$2,084
Depreciation and amortization	16,020	3,524	14,326	5,275	1,641	40,786
Acquisition expenses	-	-	-	-	5,041	5,041
Loss on disposal of property and equipment	17	-	396	18	10	441
Gain on contingent consideration	-		-	(1,719)	-	(1,719)
Share-based compensation	-	-	-	-	8,754	8,754
Preopening expenses	-	-	620	614	398	1,632
Class action litigation expenses	-	-	-	-	1,617	1,617
Executive severance and sign-on bonuses	636	-	-	-	506	1,142
Other operating, net	361	-	(240)	-	(278)	(157)
Interest expense, net	(26)	9	389	1	19,225	19,598
Loss on extinguishment of debt	-	-	-	-	1,708	1,708
Change in fair value of derivative	-	-	-	-	(178)	(178)
Income tax benefit	-	-	-	-	(7,921)	(7,921)
Adjusted EBITDA	$32,499	$18,393	$40,898	$7,992	$(26,954)	$72,828

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,
	2018	2017(1)
ASSETS
Current assets
Cash and cash equivalents	$116,071	$90,579
Accounts receivable, net of allowance of $503 and $414	12,779	14,692
Prepaid expenses	17,722	19,397
Inventories	6,759	5,594
Other	3,428	2,817
Total current assets	156,759	133,079
Property and equipment, net	894,953	895,241
Goodwill	158,134	158,134
Intangible assets, net	141,128	157,692
Deferred income taxes	—	7,787
Other assets	15,595	13,242
Total assets	$1,366,569	$1,365,175
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$10,480	$9,759
Accounts payable	27,812	19,470
Accrued taxes, other than income taxes	6,540	6,664
Accrued payroll and related	19,780	22,570
Accrued liabilities	18,848	20,373
Total current liabilities	83,460	78,836
Long-term debt, net	960,563	963,200
Deferred income taxes	2,593	—
Other long-term obligations	4,801	3,226
Total liabilities	1,051,417	1,045,262
Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 26,779 and 26,413 common shares issued and outstanding, respectively	268	264
Additional paid-in capital	435,245	399,510
Accumulated deficit	(120,361)	(79,861)
Total shareholders' equity	315,152	319,913
Total liabilities and shareholders' equity	$1,366,569	$1,365,175

___________________

(1)

Prior-period information has been recast for the adoption of Accounting Standards Codification Topic 606 (ASC 606), Revenue from Contracts with Customers, which the Company adopted effective January 1, 2018, utilizing the full retrospective transition method.

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